UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
September 26, 2007
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 26, 2007, Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (together, “Pinnacle”), agreed with Northwest to defer the transition of 15 CRJ-200 aircraft from Pinnacle to one of Northwest’s wholly owned subsidiaries.  The transition, originally scheduled to begin in September 2007, will now begin in November 2007 at a rate of approximately two aircraft per month.  This deferral will allow Northwest to more efficiently minimize the down time between an aircraft leaving service at Pinnacle and entering service with the new operator. The transition plan can be further extended by mutual agreement of the parties.

In exchange for Pinnacle’s agreement to defer the transition of the aircraft, Northwest has agreed to pay Pinnacle $1.5 million to compensate it for the costs associated with the delay.  Pinnacle will treat this $1.5 million payment as deferred revenue and amortize it into operating revenue over the transition period (currently expected through the second quarter of 2008).  Pinnacle will also continue to earn revenue at normal contractual rates under its Airline Services Agreement with Northwest while Pinnacle operates the aircraft.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

October 2, 2007